                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       AMPHENOL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                         NOTICE OF 1998 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                              AMPHENOL CORPORATION

                              AMPHENOL CORPORATION
                                358 HALL AVENUE
                                 P.O. BOX 5030
                      WALLINGFORD, CONNECTICUT 06492-7530

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                                      TIME

                        11:00 a.m., Wednesday, May 20, 1998

                                     PLACE

                             Corporate Headquarters
                                358 Hall Avenue
                             Wallingford, CT 06492

                                     AGENDA

1. To elect two directors for terms to expire at the 2001 Annual Meeting of Stockholders.

2. To ratify the appointment of Deloitte & Touche LLP as independent accountants.

3. To ratify and approve the Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries.

4. To transact such other business as may properly come before the Meeting and any adjournments thereof.

                       By Order of the Board of Directors
                               Edward C. Wetmore
                                   Secretary

April 22, 1998

                                  -IMPORTANT -

                     PLEASE COMPLETE, DATE, SIGN AND RETURN
                       THE ACCOMPANYING PROXY WHETHER OR
                       NOT YOU PLAN TO ATTEND THE MEETING

                                PROXY STATEMENT

    This Proxy Statement (first mailed to stockholders on or about April 22, 1998) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492-7530 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 20, 1998 (the "Annual Meeting").

                                  RECORD DATE

    The Board of Directors has fixed the close of business on March 20, 1998 as the Record Date for the 1998 Annual Meeting of Stockholders. Only stockholders of record at the Record Date are entitled to notice of and to vote at the Meeting or at any adjournments thereof, in person or by proxy. At the Record Date, there were 17,533,748 shares of Common Stock outstanding.

                                    PROXIES

    The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting and any adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of such stock held. The holders in person or by proxy of a majority of the Common Stock of the Company entitled to be voted at the Annual Meeting shall constitute a quorum.

    Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same upon receipt by the Company, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the same, of written notice thereof, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification.

    A plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for approval of all other items submitted to stockholders for their consideration. An automated system administered by inspectors of election for the Company will tabulate the votes. Broker non-votes will be treated as votes cast for purposes of a quorum, but will not be counted as either voting for or against any proposal. Abstentions will be included in tabulations of the votes cast on proposals presented (other than the election of Directors) in the same manner as votes cast against such proposals. WHERE A CHOICE HAS NOT BEEN SPECIFIED ON THE PROXY CARD, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF YOUR BOARD OF DIRECTORS.

                       PRINCIPAL STOCKHOLDERS OF AMPHENOL

    Listed in the following table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of March 20, 1998.

NAME OF                                                                           AMOUNT AND NATURE OF  PERCENT OF
BENEFICIAL OWNER                                                                  BENEFICIAL OWNERSHIP     CLASS
--------------------------------------------------------------------------------  --------------------  -----------
KKR Associates 1996 L.P. (1)....................................................        13,165,745           75.09%
  9 West 57th Street
  New York, NY ("KKR")
Franklin Resources, Inc.........................................................         1,654,936(2)         9.44%
  777 Mariners Island Blvd.
  San Mateo, CA

------------------------

(1) Shares of Common Stock shown, as owned by KKR, are owned of record by three limited partnerships affiliated with KKR, KKR 1996 Fund L.P. (10,291,194 shares), NXS Associates L.P. (2,784,407 shares) and KKR Partners II L.P. (90,144 shares). Messrs. Henry R. Kravis, Michael W. Michelson and George R. Roberts (directors of Amphenol) and Edward A. Gilhuly, Perry Golkin, James
    H. Greene, Jr., Robert I. MacDonnell, Paul E. Raether, Clifton S. Robbins, Scott M. Stuart and Michael T. Tokarz, as members of the limited liability company which serves as the general partner of KKR, may be deemed to share beneficial ownership of the shares of Common Stock shown as beneficially owned by KKR. Each of these individuals disclaims beneficial ownership of such shares, other than to the extent of his economic interest in such partnerships.

(2) The Schedule 13G filed by such beneficial owner for the year ended December 31, 1997 indicates that it has shared voting power and shared dispositive power over all 1,654,936 shares.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of March 20, 1998 by each director, the named executive officers and by all directors and executive officers of the Company as a group:

NAME OF                                                                        AMOUNT AND NATURE OF  PERCENT OF
BENEFICIAL OWNER                                                               BENEFICIAL OWNERSHIP     CLASS
-----------------------------------------------------------------------------  --------------------  -----------
Andrew W. Clarkson...........................................................             2,000            0.01%
Timothy F. Cohane............................................................           123,077(1)         0.69%
Lawrence J. DeGeorge.........................................................             1,000            0.01%
G. Robert Durham.............................................................             1,923            0.01%
Edward G. Jepsen.............................................................           123,077(1)         0.69%
Henry R. Kravis..............................................................        13,165,745(2)        74.10%
Marc S. Lipschultz...........................................................                 0              --
Martin H. Loeffler...........................................................           162,157(1)         0.91%
Michael W. Michelson.........................................................        13,165,745(2)        74.10%
Diana G. Reardon.............................................................            13,182(1)         0.07%
George R. Roberts............................................................        13,165,745(2)        74.10%
Edward C. Wetmore............................................................             5,574(1)         0.03%
All executive officers and directors of the Company as a group (12
  persons)...................................................................        13,597,735           76.53%

------------------------

(1) Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon entered into Management Stockholder's Agreements with Amphenol in connection with the merger of the Company and an entity formed at the direction of KKR on May 19, 1997 (the "Merger") and each agreed to retain direct ownership of at least 94,849, 76,923, 76,923, 2,000 and 2,000 Amphenol shares, respectively, following the Merger. Pursuant to such Management Stockholder's Agreements and subject to stockholder approval of the underlying stock option plan, each was awarded 336,538, 230,769, 230,769, 17,000 and 17,000 options, respectively, to acquire Amphenol shares. Such retained shares and shares acquired upon exercise of such options are subject to significant transfer restrictions and call rights in favor of Amphenol for a period of five years following the completion of the Merger. Notwithstanding, the share ownership amounts for Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon include 67,308, 46,154, 46,154, 3,400 and 3,400 shares, respectively, issuable upon the exercise of stock options which are exercisable within 60 days of March 20, 1998.

(2) Messrs. Kravis, Michelson and Roberts disclaim beneficial ownership of such shares except to the extent of their respective economic interests in the partnerships owning such shares. (See "Principal Stockholders of Amphenol")

                       PROPOSAL 1. ELECTION OF DIRECTORS

    The Amended and Restated Certificate of Incorporation and By-Laws of the Company provide for a Board of Directors of three or more directors. Currently, the number of directors of the Company is set at seven. Directors of the Company are elected for terms of three years, with one-third of the directors subject to election each year. Accordingly, action will be taken at the meeting for the election of two directors, Martin H. Loeffler and Michael W. Michelson. Each of these directors will hold office for the three-year term ending in 2001 and until their respective successors are elected and qualified.

    It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Mr. Loeffler and Mr. Michelson, except in cases of proxies bearing contrary instructions. In the event that either of these nominees should become unavailable for election for any presently unforeseen reason, the person named in the proxy will have the right to use his discretion to vote for a substitute.

    The following information details offices held, other business directorships, the classes and terms of all directors and nominees. Beneficial ownership of equity securities of the directors and nominees is shown under the caption "Security Ownership of Certain Beneficial Owners" on page 3.

                         NOMINEES FOR ELECTION IN 1998

NAME, AGE AND                                                               PRINCIPAL OCCUPATION
TERM AS DIRECTOR                                                           AND OTHER INFORMATION
--------------------------------------------------------  --------------------------------------------------------
Martin H. Loeffler......................................  Chairman of the Board of the Company since May 1997.
Age 53                                                    Chief Executive Officer of the Company since May 1996.
A Director since                                          President of the Company since July 1987. Member of the
December 1987                                             Executive Committee and Chairman of the Pension
                                                          Committee.

Michael W. Michelson....................................  Member of the limited liability company which serves as
Age 47                                                    the general partner of Kohlberg Kravis Roberts & Co.,
A Director since                                          L.P. from 1996. General partner of Kohlberg Kravis
May 1997                                                  Roberts & Co., L.P. from 1987 to 1995. Member of the
                                                          Compensation, Executive and Pension Committees. He is
                                                          also a Director of AutoZone, Inc., Owens-Illinois Group,
                                                          Inc., Owens-Illinois, Inc., Red Lion Properties, Inc.
                                                          and Union Texas Petroleum Holdings, Inc.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

           DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 1999

NAME, AGE AND                                                               PRINCIPAL OCCUPATION
TERM AS DIRECTOR                                                           AND OTHER INFORMATION
--------------------------------------------------------  --------------------------------------------------------
George R. Roberts.......................................  Founding Partner of Kohlberg Kravis Roberts & Co., L.P.
Age 54                                                    and since January 1996 a Managing Member of the
A Director since                                          Executive Committee of the limited liability company
May 1997                                                  which serves as the general partner of Kohlberg Kravis
                                                          Roberts & Co., L.P. He is also a Director of Borden,
                                                          Inc., Bruno's Inc., Evenflo & Spalding Holdings
                                                          Corporation, IDEX Corporation, KinderCare Learning
                                                          Centers, Inc., KSL Recreation Group, Inc., Newsquest
                                                          Capital, plc, Owens-Illinois Group, Inc.,
                                                          Owens-Illinois, Inc., PRIMEDIA INC., Randalls Food
                                                          Markets, Inc., RELTEC Corporation, Safeway, Inc., Union
                                                          Texas Petroleum Holdings, Inc. and World Color Press,
                                                          Inc. Messrs. Roberts and Kravis are first cousins.

G. Robert Durham........................................  Member of the Audit Committee. Mr. Durham retired on
Age 69                                                    June 1, 1996 from Walter Industries, Inc. having served
A Director since                                          as chairman and chief executive office since October
July 1997                                                 1995 and president and chief executive officer since
                                                          June 1991 to October 1995. He formerly served as
                                                          chairman, president and chief executive officer of
                                                          Phelps Dodge Corporation. He is a Director of Homestake
                                                          Mining Company, the FINOVA Group Inc. and Mutual Life
                                                          Insurance Company of New York.

           DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2000

NAME, AGE AND                                                               PRINCIPAL OCCUPATION
TERM AS DIRECTOR                                                           AND OTHER INFORMATION
--------------------------------------------------------  --------------------------------------------------------
Henry R. Kravis.........................................  Founding Partner of Kohlberg Kravis Roberts & Co., L.P.
Age 54                                                    and since January 1996 a Managing Member of the
A Director since                                          Executive Committee of the limited liability company
May 1997                                                  which serves as the general partner of Kohlberg Kravis
                                                          Roberts & Co., L.P. He is also a Director of, Borden,
                                                          Inc., Bruno's, Inc., Evenflo & Spalding Holdings
                                                          Corporation, The Gillette Company, IDEX Corporation,
                                                          KinderCare Learning Centers, Inc., KSL Recreation Group,
                                                          Inc., Newsquest Capital plc, Owens-Illinois Group,
                                                          Inc.,Owens-Illinois, Inc., PRIMEDIA INC., Randalls Food
                                                          Markets, Inc., Safeway, Inc., Sotheby's Holdings, Inc.,
                                                          Union Texas Petroleum Holdings, Inc. and World Color
                                                          Press, Inc. Messrs. Kravis and Roberts are first
                                                          cousins.

Marc S. Lipschultz......................................  Member of the Compensation, Executive and Pension
Age 29                                                    Committees. Mr. Lipschultz has been an Executive at
A Director since                                          Kohlberg Kravis Roberts & Co., L.P. since 1995. From
May 1997                                                  1993 to 1995 he attended Harvard Business School. He is
                                                          also a Director of Evenflo & Spalding Holdings
                                                          Corporation.

Andrew W. Clarkson......................................  Member of the Audit Committee. A Director of AutoZone,
Age 60                                                    Inc. since 1986, Chairman of the Finance Committee of
A Director since                                          AutoZone, Inc. since 1995, secretary from 1988 to 1993
May 1997                                                  and treasurer from 1990 to 1995.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

                                                                            PRINCIPAL OCCUPATION
NAME AND AGE                                                               AND OTHER INFORMATION
--------------------------------------------------------  --------------------------------------------------------
Timothy F. Cohane.......................................  Senior Vice President of the Company since 1994.
Age 45                                                    President and Chief Operating Officer of Times Fiber
                                                          Communications, Inc., a wholly-owned subsidiary of the
                                                          Company, since 1994. A director of the Company from 1987
                                                          through May 1997.

Edward G. Jepsen........................................  Executive Vice President and Chief Financial Officer of
Age 54                                                    the Company since May 1989. A director of the Company
                                                          from 1989 through May 1997.

Diana G. Reardon........................................  Controller of the Company since 1994. Treasurer of the
Age 38                                                    Company since 1992.

Edward C. Wetmore.......................................  Secretary and General Counsel of the Company since 1987.
Age 41

           THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

    The Board of Directors of the Company currently has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Pension Committee. The Company does not have a Nominating Committee.

    The Audit Committee recommends the appointment of independent auditors, reviews the plan of audit, the audit report and management letter, and consults periodically with the Company's independent auditors with regard to the adequacy of internal controls. Prior to the Merger, the members of the Audit Committee were Florence A. DeGeorge, Dr. Marcia A. Savage and Messrs. DeGeorge, Jepsen and Loeffler and Mr. A. Henry Morgan (Chairman). Currently, the members of the Audit Committee are Andrew W. Clarkson and G. Robert Durham

    The Compensation Committee approves compensation guidelines, reviews the role and performance of executive officers and key management personnel, establishes compensation levels for such executive officers and key management personnel (either directly or through a subcommittee) and reviews the Chief Executive Officer's recommendations for compensation, bonus allocations and stock option awards for employees of the Company and its affiliates. Prior to the Merger, the members of the Compensation Committee were Dr. Marcia A. Savage (Chairperson) and Messrs. DeGeorge, Loeffler and Morgan. Messrs. DeGeorge and Loeffler were nonvoting EX-OFFICIO members of this Committee. Currently, the members of the Compensation Committee are Michael W. Michelson and Marc S. Lipschultz. See "Executive Compensation and Other Matters-- Compensation Committee Interlocks and Insider Participation."

    The Pension Committee administers the Company's pension plans and consults with the Chief Executive Officer, the Chief Financial Officer and the Treasurer of the Company and, as deemed necessary and appropriate, the trustee of the pension plans and investment managers of the assets thereof. Prior to the Merger, the Pension Committee of the Board of Directors consisted of Messrs. Cohane, DeGeorge (Chairman), Jepsen and Loeffler. Currently, the Pension Committee consists of Messrs. Loeffler (Chairman), Michelson and Lipschultz.

    Following the closing of the Merger, the Board of Directors of the Company established an Executive Committee. The Executive Committee is empowered to exercise the powers and authority of the Board in the management of the business and affairs of the Company, subject at all times to the supervision and control of the Board of Directors. Currently, the members of the Executive Committee are Messrs. Loeffler, Michelson and Lipschultz.

    During 1997, prior to the closing of the Merger, there were four meetings of the Board of Directors, one meeting of the Audit Committee and one meeting of the Compensation Committee. There were no Pension Committee meetings. All directors attended each of the meetings of the Board of Directors and the Committees on which they served prior to the closing of the Merger. Following the closing of the Merger, there were two meetings of the Board of Directors, one meeting of the Audit Committee and one meeting of the Compensation Committee. The Executive and Pension Committees met informally from time to time on an as-needed basis and acted on several matters by unanimous written consent. All directors attended each of the meetings of the Board of Directors and the Committees on which they served following the closing of the Merger except Mr. Kravis and Mr. Roberts who were each unable to attend one meeting.

    Prior to the Merger, the Company paid a retainer to unaffiliated directors at an annual rate of $20,000 plus $500 for each Board and $650 for each Committee meeting attended (plus an additional $150 per Committee meeting for the Chairman of a Committee). A director who is also an executive officer of the Company does not receive any retainer or Board or Committee meeting fees. All directors are reimbursed for all expenses incurred in connection with any Board or Committee meeting attended. Director's fees and expenses of $7,650, $8,450 and $13,321 were paid in 1997 to Mrs. Florence A. DeGeorge, Dr. Marcia

A. Savage and Mr. A. Henry Morgan, respectively, the former directors of Amphenol who resigned their positions in May 1997 following the completion of the Merger.

    Following the Merger, the Company authorized a retainer fee to non-employee directors at an annual rate of $30,000. No separate Board or Committee meeting fees were authorized. In August 1997 the Company adopted the Amphenol Corporation Directors' Deferred Compensation Plan (the "Plan"). The Plan allows the directors to elect to defer payment of their fees to a future date with the ultimate payment in cash or stock of the Company subject to the prior election of each director. Distributions would begin with the first day of the year following the director's retirement or separation from the Board. All non-employee directors elected deferral of fees and payment in stock. Prorated director's fees of $3,467 each were paid to Messrs. Clarkson, Kravis, Lipschultz, Michelson and Roberts prior to their participation in the Plan. Director's expenses of $4,211 were paid to Mr. Durham in 1997. The cumulative balance in each director's stock account at the end of 1997 was approximately 309 shares of Common Stock.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

    The following table provides certain summary information concerning the compensation for the past three years of the Chief Executive Officer, the former Chairman and the four other most highly compensated executive officers of the Company during 1997 (the "named executive officers").

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                               -----------------------
                                                                                           SECURITIES
NAME AND                                       ANNUAL COMPENSATION             RESTRICTED  UNDERLYING          ALL
PRINCIPAL                             --------------------------------------     STOCK     OPTIONS(7)        OTHER(9)
POSITION                        YEAR      SALARY                BONUS          AWARDS(6)    /SARS(#)       COMPENSATION
------------------------------  ----  ---------------    -------------------   ---------   -----------   ----------------
M.H. Loeffler.................  1997     $    700,000        $       413,000(3)  $    0     336,538(8)        $789,444(10)
Chairman, President & CEO       1996          660,000                330,000(4)       0      50,000              2,858(11)
                                1995          556,250                300,000(5)       0      25,000            605,596

L.J. DeGeorge.................  1997          250,000(1)                (1)0         0            0             10,340
Former Chairman                 1996          600,000                210,000(4)       0           0             24,816
                                1995          600,000                330,000(5)       0           0             24,816

E.G. Jepsen...................  1997          405,000                157,950(3)       0     230,769(8)         358,920(10)
Executive V.P. & CFO            1996          385,000                135,000(4)       0      15,000              1,930(11)
                                1995          365,000                132,000(5)       0      15,000            182,564

T.F. Cohane...................  1997          300,000(2)              85,000(2)(3)       0  230,769(8)         210,870(10)
Senior Vice President           1996          280,000(2)              70,000(2)(4)       0   10,000                469(11)
                                1995          260,000(2)              78,000(2)(5)       0   12,000             90,803

E.C. Wetmore..................  1997          220,000                 57,200(3)       0      17,000(8)           4,544(10)
Secretary & General Counsel     1996          204,000                 41,000(4)       0       3,000                437
                                1995          195,000                 40,000(5)       0       3,000                168

D.G. Reardon..................  1997          150,000                 45,000(3)       0      17,000(8)           6,507(10)
Treasurer & Controller          1996          140,000                 35,000(4)       0       3,000                119
                                1995          130,000                 32,000(5)       0       3,000                106

------------------------

(1) Salary through May 31, 1997. Mr. DeGeorge resigned as a director and officer of the Company upon the closing of the Merger in May 1997 and he did not receive a bonus for any services performed during 1997.

(2) Salary and Bonus paid by Times Fiber Communications, Inc., a wholly-owned subsidiary of the Company.

(3) 1997 Bonus was paid in January 1998.

(4) 1996 Bonus was paid in January 1997.

(5) 1995 Bonus was paid in January 1996.

(6) Upon completion of the Merger, the Restricted Stock Plan of the Company was terminated.

(7) On April 17, 1996, Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 50,000, 15,000, 10,000, 3,000 and 3,000 stock options, respectively. All such stock options were awarded with an exercise price of $23.875 per share. On April 20, 1995, Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 25,000, 15,000, 12,000, 3,000 and 3,000 stock options, respectively. All such stock options were awarded with an exercise price of $26.625 per share. Upon completion of the Merger, the Amphenol Stock Option Plan was terminated.

(8) On May 19, 1997 Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 336,538, 230,769, 230,769, 17,000 and 17,000 stock options, respectively. All stock options were awarded with an exercise price of $26.00 per share. The options were awarded subject to stockholder approval of the Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "Amended 1997 Option Plan"). (See Proposal 3. on page 20).

(9) Includes imputed compensation for Group Term Life Insurance.

(10) Includes $787,500, $356,875, $210,000, $4,250 and $6,375 cash payments received upon the completion of the Merger by Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon, respectively, for all options previously awarded under the Amphenol Stock Option Plan but not exercised. All optionholders were paid the difference between $26.00 and the exercise price of the previously awarded stock options. No payments were made with respect to option awards made during 1995 at an exercise price of $26.625 per share. All outstanding options under the Amphenol Stock Option Plan were cancelled upon completion of the Merger.

(11) Includes fair market value of restricted stock awards to Messrs. Loeffler, Jepsen and Cohane on June 24, 1992 which vested on June 24, 1995, in the amounts of $602,500, $180,750 and $90,375 respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information on option grants during 1997 to the named executive officers subject to the stockholder approval of the Amended 1997 Option Plan.

                               INDIVIDUAL GRANTS

                                                                                                    POTENTIAL REALIZED
                                                                                                     VALUE AT ASSUMED
                                       NUMBER OF     % OF TOTAL                                    RATES OF STOCK PRICE
                                      SECURITIES       OPTIONS      EXERCISE OR                      APPRECIATION FOR
                                      UNDERLYING     GRANTED TO     BASE PRICE                       OPTION TERM (5)
                                        OPTIONS     EMPLOYEES IN      ($/SH)     EXPIRATION   ------------------------------
NAME                                  GRANTED(1)   FISCAL YEAR(2)     (3)(4)        DATE         5% ($)         10% ($)
------------------------------------  -----------  ---------------  -----------  -----------  ------------  ----------------
L.J. DeGeorge.......................      --             --             --           --            --              --
M.H. Loeffler.......................     336,538           28.6%     $   26.00     5/18/2007  $  5,502,834   $   13,945,226
E.G. Jepsen.........................     230,769           19.6%         26.00     5/18/2007     3,773,373        9,562,444
T.F. Cohane.........................     230,769           19.6%         26.00     5/18/2007     3,773,373        9,562,444
E.C. Wetmore........................      17,000            1.4%         26.00     5/18/2007       277,972          704,434
D.G. Reardon........................      17,000            1.4%         26.00     5/18/2007       277,972          704,434

------------------------

(1) The Company has reserved 1,750,000 shares of Common Stock for issuance pursuant to the Amended 1997 Option Plan, of which 571,574 shares, assuming stockholder approval of the Amended 1997 Option Plan, are available for future awards as of March 20, 1998.

(2) Percentages indicated are based on a total of 1,178,426 options granted to 78 employees of the Company and its subsidiaries during 1997.

(3) No options were repriced during the last fiscal year.

(4) Options become exercisable in equal installments of 20%, commencing on the first anniversary of the date of grant. Shares received pursuant to the exercise of options are subject to material restrictions on sale or transfer.

(5) The potential realizable values reflected in these columns result from calculations assuming 5% and 10% growth rates over a 10 year period and are not intended to forecast future prices of the Common Stock of the Company.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

    The following table provides information concerning the exercise of stock options during 1997 by the named executive officers and the year-end value of unexercised options.

                                                                               NUMBER OF       VALUE OF UNEXERCISED
                                                                          UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                                                               VALUE         AT FY-END (#)      AT FY-END ($) (4)
                                         SHARES ACQUIRED     REALIZED        EXERCISABLE/          EXERCISABLE/
NAME                                     ON EXERCISE (#)      ($) (3)        UNEXERCISABLE        UNEXERCISABLE
--------------------------------------  -----------------  -------------  -------------------  --------------------
L.J. DeGeorge.........................         --               --                -/-                  -/-
M.H. Loeffler.........................              0                0          0/336,538            0/9,991,140
E.G. Jepsen...........................              0                0          0/230,769            0/6,851,070
T.F. Cohane...........................              0                0          0/230,769            0/6,851,070
E.C. Wetmore..........................          4,334(1)        44,386          0/ 17,000             0/ 504,696
D.G. Reardon..........................          7,000(2)       142,375          0/ 17,000             0/ 504,696

------------------------

(1) Represents exercise of 1993, 1994 and 1996 awards of 1,334, 2,000 and 1,000 options, respectively, prior to the consummation of the Merger. A total of 2,611 previously acquired shares of Amphenol Common Stock were tendered in full payment of the exercise price.

(2) Represents exercise of 1992, 1993 and 1994 awards of 2,000, 2,500 and 2,500 options, respectively, prior to the consummation of the Merger. A total of 2,937 previously acquired shares of Amphenol Common Stock were tendered in full payment of the exercise price.

(3) Based on market value less exercise price at date of exercise. Does not include cash payments of $787,500, $356,875, $210,000, $4,250 and $6,375 received by Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon, respectively, upon completion of the Merger for the cancellation of options previously awarded under the Amphenol Stock Option Plan.

(4) Based on the New York Stock Exchange trading closing price of Amphenol Common Stock on December 31, 1997 of $55.688.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPOSITION AND PURPOSE

    The Compensation Committee of the Board of Directors has been delegated responsibility for the compensation programs affecting executive officers and key management employees of the Company and its subsidiaries including base compensation, bonuses, stock option and other incentive awards. The Committee is currently composed of two directors who are not officers of the Company. The activities and actions of the Committee are subject to the review of the full Board of Directors.

    The Committee's specific responsibilities include:

    - Approval of the compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

    - Review, at least annually, the goals and the performance of the Company's Chairman, President and Chief Executive Officer and approve changes in levels of base compensation for said employee.

    - Review (either directly or through a subcommittee) recommendations from the Company's Chairman, President and Chief Executive Officer related to base compensation, bonus allocations, stock option and other incentive awards and related matters for other executive officers, key management employees and prospective senior management employees of the Company.

    - Maintain and review from time to time the Company's management succession program.

COMPENSATION POLICIES AND PRACTICES

    PHILOSOPHY. The Committee's objective will continue to be the development, refinement and implementation of a complete compensation program that will serve to attract, retain and stimulate motivated senior management employees. The Committee also recognizes its responsibilities and obligations to the stockholders of the Company. The stock-based programs summarized below are intended to more specifically align the interests of the Company's senior management employees with the interests of the Company's stockholders and encourage long-term decision making geared to increasing shareholder value.

    BASE COMPENSATION. The performance and salary of each executive officer and each senior management employee of the Company whose base compensation is at least $150,000 is reviewed annually by the Committee. In establishing general compensation policies and in reviewing and assessing the appropriateness of base compensation levels, the Committee considers published information and independent professional salary surveys of comparably situated individuals in other companies of the same size and/or type. The Committee also considers the historical, current and forecasted performance of the Company and each senior management employee's contribution or expected contribution to those results in the course of its annual review.

    BONUS PLAN. In addition to base compensation, executive officers and key management employees participate in the Company's Management Incentive Plan. Payments under this plan are contingent upon the Company's achievement of targeted levels of operating income and revenues and certain additional performance criteria. Targeted bonuses based upon a percentage of average base compensation are established at the beginning of each year. Target bonuses for most plan participants range from 10% to 50% of average base salary. Discretionary payments are also considered when specific objectives are undertaken and achieved.

    STOCK OPTION PROGRAM. Stock options have been granted at fair market value and typically vest in equal annual installments over a five year period. Stock options have been awarded annually to executive officers and other key management employees. All stock option awardees must execute a Management Stockholders Agreement with the Company which sets forth the terms and conditions and limitations applicable to any shares purchased pursuant to the options granted under the Stock Option Program. In determining a stock option award, the Committee (or a subcommittee established for the purpose of making such determinations) will consider the amount of stock options, if any, previously awarded to an individual, an individual's contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals. The Committee believes that an option grant has accreting value when there is an increase in the price of the Company's stock. The Committee also believes that extended vesting periods for option awards help retain key employees. Stock Options have been awarded subject to stockholder approval of the Amended 1997 Stock Option Plan for Key Employees of Amphenol and Subsidiaries (See Proposal 3. on page 20).

CEO COMPENSATION

    Following the closing of the Merger, Martin H. Loeffler became Chairman in addition to Chief Executive Officer and President of the Company.

    The Company had an excellent year in 1997. Total sales increased, operating margins were good and working capital requirements were under control resulting in strong cash flow, all of which allowed significant paydown of long term debt. The Committee afforded appropriate consideration to these matters in establishing base compensation and a bonus payment for Mr. Loeffler.

    Mr. Loeffler has accepted further increasing responsibilities as Chairman, President and Chief Executive Officer of the Company. His continuing dedication, leadership, effort and energy will be important in sustaining the success of the Company and growing shareholder value. His base compensation and his target bonus payout pursuant to the 1997 Management Incentive Plan and his target bonus payout pursuant to the 1998 Management Incentive Plan were established based upon the Committee's review and consideration of Company performance as described above, Mr. Loeffler's personal performance and available compensation surveys and similar published information of companies of comparable size with comparable financial performance. The Committee believes that stock of the Company retained by Mr. Loeffler following the Merger as well as his significant option award serve to more closely align Mr. Loeffler's interests with those of the Company's stockholders and provide Mr. Loeffler with appropriate additional incentive and potential financial reward.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

    In 1993, Congress created a new Internal Revenue Code subsection 162(m) which could have the effect of limiting the deductibility of compensation paid to the Company's five highest paid executive officers to no more than $1 million per year beginning in 1994. Certain types of compensation are exempted from this limitation including any payments that are based on a plan setting forth objective performance goals which is administered by outside directors and that has been approved by stockholders.

    Although the Committee will consider this legislation when reviewing executive compensation, the Committee intends to use its business judgment to determine whether levels of base compensation and bonus payments are in the best interests of the Company and its stockholders notwithstanding the deductibility of any portion of such payments in view of the limitations of subsection 162(m). Regardless, the Committee and the Company do not believe that this legislation will have any material effect on the financial condition of the Company for the foreseeable future.

                                          Michael W. Michelson
                                          Marc S. Lipschultz

                  COMPARISON OF TOTAL DAILY COMPOUNDED RETURN
                          AMONG AMPHENOL CORPORATION,
                     S&P 500 INDEX AND PEER GROUP COMPOSITE

    The following graph compares the performance of Amphenol over a period of five years ending December 31, 1997 with the performance of the Standard & Poor's 500 Stock Index and the average performance of a composite group consisting of the Company's peer corporations on a line-of-business basis. The Company is excluded from this group. The corporations comprising the composite group are AMP Inc., Hubbell Incorporated, Methode Inc., Molex Inc., Raychem Corp., and Thomas & Betts Corporation. Total Daily Compounded Return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

                           AMPHENOL CORP. VS. S&P 500
                              VS. COMPOSITE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            AMPHENOL    COMPOSITE    S&P 500
12/31/92       100.0%       100.0%     100.0%
12/31/93       235.7%       106.1%     110.0%
12/31/94       342.9%       123.9%     111.6%
12/31/95       346.4%       143.9%     152.5%
12/31/96       317.9%       171.1%     186.5%
12/31/97       795.5%       193.9%     244.3%

                            Cumulative Total Return
                         Annually: 12/31/92 to 12/31/97

    The data points for the above graph are as follows:

                                                   12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                                                   ---------  ---------  ---------  ---------  ---------  ---------
Amphenol.........................................     100.0%     235.7%     342.9%     346.4%     317.9%     795.5%
Composite........................................     100.0%     106.1%     123.9%     143.9%     171.1%     193.9%
S&P 500..........................................     100.0%     110.0%     111.6%     152.5%     186.5%     244.3%

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Martin H. Loeffler, President and Chief Executive Officer of the Company and Lawrence J. DeGeorge, Chairman of the Board of the Company served as EX-OFFICIO members of the Company's Compensation Committee in 1997 prior to the Merger. Messrs. DeGeorge and Loeffler did not have any voting power on the Compensation Committee. None of the members of the Compensation Committee following the closing of the Merger have been present or former officers or employees of the Company or its subsidiaries.

                             EMPLOYMENT AGREEMENTS

    Pursuant to an employment letter agreement with the Company dated July 28, 1987, Mr. Loeffler is guaranteed a minimum annual bonus of $30,000. Under this agreement, Mr. Loeffler is entitled upon termination of his employment with the Company to 18 months severance pay, which includes base salary plus any bonus; upon involuntary termination, Mr. Loeffler is also entitled to relocation expenses to the country of his origin, provided that he requests this benefit within six months after his last day of employment with the Company. There are no other employment agreements with any of the named executive officers.

                              PENSION INFORMATION

    THE AMPHENOL PLAN. The Salaried Employees' Pension Plan of Amphenol Corporation (the "Retirement Plan") provides for annual pensions to certain salaried employees including directors who are employees, who complete five years of service with the Company. The Company is required to make all contributions necessary to provide benefits payable under the Retirement Plan. No participant contributions are required or permitted. In 1997, Mr. Loeffler was the only executive officer of the Company who participated in the Retirement Plan.

    The normal retirement date under the Retirement Plan is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of ten years of service. The monthly normal retirement benefit for a participant is equal to the greater of: (i) Formula A: 1.1% of the participant's average final pensionable compensation multiplied by the participant's years of credited service or (ii) Formula B: 1.8% of the participant's average final pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated monthly social security benefit multiplied by the participant's years of credited service not in excess of 30. Retirement benefits are reduced by the amount of any other retirement pension from a defined benefit pension plan maintained by the Company or any of its subsidiaries based upon the years of credited service used for purposes of determining benefits under the Retirement Plan. Average final pensionable compensation is defined as the participant's highest average monthly total compensation from the Company and its affiliates, excluding bonuses, during any five consecutive years of service with the Company or its affiliates during the ten calendar years of service preceding termination of employment. A participant's normal retirement benefit is reduced for early retirement by 1/180 for each complete calendar month up to 60 months (1/360 for each additional calendar month) by which the commencement date for the payment of benefits precedes the participant's normal retirement date. Retirement benefits are paid in the form of a life annuity (joint and survivor annuity for married participants). A participant has a nonforfeitable right to his retirement benefit upon completion of five years of service.

    The following table sets forth the estimated annual benefits payable on retirement for specified earnings and years of participation categories assuming retirement at age 65. The Company has adopted a Supplemental Employee Retirement Plan ("SERP") which formally provides for the payment of the portion of an annual pension which cannot be paid from the Retirement Plan as a result of the Code limitations described below. Final Average Compensation under the SERP, however, is limited to $500,000.

                                                             ESTIMATED ANNUAL PENSION PAYABLE BY
                                                               THE COMPANY AT NORMAL RETIREMENT
                                                          BASED ON YEARS OF PARTICIPATION INDICATED
                                             --------------------------------------------------------------------
FINAL AVERAGE
COMPENSATION                                  5 YEARS   10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS
-------------------------------------------  ---------  ---------  ----------  ----------  ----------  ----------
$150,000...................................  $  13,500  $  27,000  $   40,500  $   54,000  $   67,500  $   75,000
 200,000...................................     18,000     36,000      54,000      72,000      90,000     100,000
 250,000...................................     22,500     45,000      67,500      90,000     112,500     125,000
 300,000...................................     27,000     54,000      81,000     108,000     135,000     150,000
 350,000...................................     31,500     63,000      94,500     126,000     157,500     175,000
 400,000...................................     36,000     72,000     108,000     144,000     180,000     200,000
 450,000...................................     40,500     81,000     121,500     162,000     202,500     225,000
 500,000...................................     45,000     90,000     135,000     180,000     225,000     250,000

    The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

    Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), currently limits the maximum annual benefit which may be paid to any employee from the Retirement Plan to $125,000 in 1997 and $130,000 in 1998. Section 401(a)(17) of the Code currently limits the amount of compensation taken into account under a tax-qualified plan to $160,000 in 1997 and in 1998. Both of these limitations are subject to future adjustment.

    As of December 31, 1997, Mr. Loeffler has 24 years of credited service in the Retirement Plan, and his covered compensation amounts to $700,000. Messrs. Cohane, DeGeorge, Jepsen, Wetmore and Ms. Reardon do not participate in the Retirement Plan.

    THE LPL PLAN. In 1997, Messrs. Cohane, Jepsen, Wetmore and Ms. Reardon participated in the LPL Technologies Inc. Retirement Plan (the "LPL Plan") which terms, except for required employee contributions, are similar to those of the Amphenol Retirement Plan.

    The following table sets forth the estimated annual benefits under the Plan payable on retirement for specified earnings and years of participation categories assuming retirement at age 65. The Company has adopted a Supplemental Employee Retirement Plan ("SERP") which formally provides for the portion of an annual pension which cannot be paid from the LPL Plan as a result of the Code limitations described below. Final Average Compensation under the SERP, however, is limited to $500,000.

                                                             ESTIMATED ANNUAL PENSION PAYABLE BY
                                                                   LPL AT NORMAL RETIREMENT
                                                          BASED ON YEARS OF PARTICIPATION INDICATED
                                             --------------------------------------------------------------------
 FINAL AVERAGE
COMPENSATION                                  5 YEARS   10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS
-------------------------------------------  ---------  ---------  ----------  ----------  ----------  ----------
$150,000...................................  $  15,000  $  30,000  $   45,000  $   60,000  $   75,000  $   75,000
 200,000...................................     20,000     40,000      60,000      80,000     100,000     100,000
 250,000...................................     25,500     50,000      75,000     100,000     125,000     125,000
 300,000...................................     30,000     60,000      90,000     120,000     150,000     150,000
 350,000...................................     35,500     70,000     105,000     140,000     175,000     175,000
 400,000...................................     40,000     80,000     120,000     160,000     200,000     200,000
 450,000...................................     45,500     90,000     135,500     180,000     225,000     225,000
 500,000...................................     50,000    100,000     150,000     200,000     250,000     250,000

    The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

    Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), currently limits the maximum annual benefit which may be paid to any employee from the Retirement Plan to $125,000 in 1997 and $130,000 in 1998. Section 401(a)(17) of the Code currently limits the amount of compensation taken into account under a tax-qualified plan to $160,000 in 1997 and in 1998. Both of these limitations are subject to future adjustment.

    As of December 31, 1997, Mr. Cohane has 11 years of credited service in the LPL Plan, and his covered compensation amounts to $370,000, Mr. Jepsen has 8 years of credited service in the LPL Plan, and his covered compensation amounts to $540,000, Mr. Wetmore has 10 years of credited service in the LPL Plan, and his covered compensation amounts to $261,000 and Ms. Reardon has 8 1/2 years of credited service in the LPL Plan, and her covered compensation amounts to $185,000. Lawrence J. DeGeorge receives approximately $9,374 annually under the LPL Plan. Mr. Loeffler does not participate in the LPL Plan.

    MERGER OF PENSION PLANS. Prior to 1998, the Company and its domestic subsidiaries maintained eight separate defined benefit pension plans covering substantially all U.S. employees. Effective December 31, 1997, these pension plans were merged into one plan although the different formulas for calculating pension benefits for employees of each operation have been retained.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    THE MERGER AND RELATED MATTERS. Amphenol entered into an Agreement and Plan of Merger dated as of January 23, 1997 with NXS Acquisition Corp. ("NXS"), a wholly-owned subsidiary of a limited partnership organized at the direction of KKR Associates 1996 L.P. ("KKR"). Pursuant to the Merger Agreement, on May 19, 1997 NXS merged with and into Amphenol, which became the surviving corporation (the "Merger"). As a result of the Merger, KKR became a 75% majority stockholder of the Company. The approval of the Merger by the stockholders of Amphenol, as required by the Merger Agreement and Amphenol's listing agreement with the New York Stock Exchange, was obtained at a Special Meeting of Amphenol's Stockholders on May 14, 1997.

    Upon the effectiveness of the Merger, (i) each issued and outstanding share of Amphenol Common Stock was converted into the right to receive in cash from Amphenol following the Merger an amount equal to $26.00 (the "Cash Consideration") and (ii) each issued and outstanding share of Amphenol Common Stock with respect to which an election to retain Amphenol Common Stock had been made was converted into the right to retain one fully paid and nonassessable share of Amphenol Common Stock; provided, however, that the aggregate number of shares of Amphenol Common Stock to be retained could not exceed 4,400,000 shares. Certain of Amphenol's executive officers and directors, were also stockholders of the Company and owned, in the aggregate, 26.66% of the Company's Common Stock. Executive officers and directors of Amphenol (including Lawrence
J. DeGeorge and Florence A. DeGeorge who converted a total of 11,362,918 shares of Amphenol Common Stock) received $303,770,978 of the $1,048,490,000 Cash Consideration. Executive officers retained a total of 260,651 shares of Amphenol Common Stock.

    Amphenol agreed in the Merger Agreement that all rights to indemnification then existing in favor of the present and former directors and officers of Amphenol or any of its subsidiaries as provided in its Amended and Restated Certificate of Incorporation, its By-Laws, under Delaware General Corporation Law or otherwise shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the date of the Merger.

    Upon consummation of the Merger, Kohlberg Kravis Roberts & Co., L.P. received a fee of $18 million from the Company for arranging the Merger and the financing therefor. Kohlberg Kravis Roberts & Co.,

L.P. has agreed to render management, consulting and financial services to the Company for an initial annual fee of $1 million. During 1997 the Company paid Kohlberg Kravis Roberts & Co., L.P. $583,333 for management consulting and financial services. From time to time Kohlberg Kravis Roberts & Co., L.P. may receive additional fees for advisory services rendered to the Company and its subsidiaries. Such fees will be negotiated from time to time with the independent members of Amphenol's Board of Directors on an arms-length basis and will be based on the services performed and the prevalent fees then charged by third-parties for comparable services.

    REGISTRATION RIGHTS AGREEMENT. Under certain circumstances and subject to certain conditions, KKR Associates 1996 L.P. and its affiliated entities (the "KKR Entities") have the right to require the Company to register under the Securities Act shares of Common Stock held by them. The Registration Rights Agreement provides that, among other things, the Company will pay all expenses in connection with any such registration.

    MANAGEMENT STOCKHOLDERS AGREEMENT. Upon consummation of the Merger, the Company entered into substantially identical Management Stockholders Agreements with each of Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon who agreed to retain direct ownership of at least 94,849, 76,923, 76,923, 2,000 and 2,000 shares, respectively. Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon received awards of 336,538, 230,769, 230,769, 17,000 and 17,000 stock options, respectively, in connection with such personal investment and long-term commitments to the Company. Each Management Stockholder's Agreement imposes significant restrictions on the transfer of such shares of Common Stock. Shares subject to each Management Stockholder's Agreement are generally nontransferable by any means at any time prior to the fifth anniversary of the date of the Merger. The Management Stockholders Agreements also afford the Company significant favorable repurchase rights if an employee voluntarily terminates employment with the Company without cause.

    Stock options granted pursuant to the Amended 1997 Option Plan (See Proposal
3. on page 20) are also subject to the terms and conditions of the Management Stockholders Agreements. The rights and obligations with respect to shares of Common Stock purchased by an option awardee upon the exercise of an option will be identical to the rights and obligations applicable to shares of Common Stock purchased pursuant to a Management Stockholder's Agreement.

    Management stockholders will have limited "piggyback" registration rights with respect to the shares of Common Stock purchased or retained or acquired by option exercise if the Company elects to make a public offering and there exists an active trading market in 40% or more of the Company's Common Stock following such offering.

    SALES PARTICIPATION AGREEMENT. Upon the purchase of Common Stock subject to the Management Stockholder's Agreement, each such management stockholder will be the beneficiary of a Sale Participation Agreement (the "Sale Participation Agreement") with the KKR Entities. The Sale Participation Agreement allows such management stockholders the right to participate in any sale of shares of Common Stock by the KKR Entities occurring prior to the fifth anniversary of the first public offering of Amphenol Common Stock. Shares of Common Stock sold by the management stockholders pursuant to the Sale Participation Agreement will not be subject to any restrictions on transfer imposed by the Management Stockholder's Agreement.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with The Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it since January 1, 1997 and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements.

                PROPOSAL 2. SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Deloitte & Touche LLP to act as independent accountants for the Company for the current fiscal year, and a proposal to ratify this selection will be submitted to the Annual Meeting. Deloitte & Touche LLP has acted as accountants for the Company since June 1997 and management believes it desirable and in the best interests of the Company to continue the employment of that firm. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting and voting on the proposal, or if prior to the 1999 Annual Meeting, Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its employment is otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 1998 Annual Meeting will be subject to ratification by the stockholders at the 1999 Annual Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
         APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

             PROPOSAL 3. RATIFY AND APPROVE THE AMENDED 1997 OPTION
              PLAN FOR KEY EMPLOYEES OF AMPHENOL AND SUBSIDIARIES

    In May 1997, the Board of Directors authorized and approved the 1997 Stock Option Plan for Key Employees of Amphenol and Subsidiaries (the "1997 Plan). The purpose of the 1997 Plan is to enable key employees of the Company and its subsidiaries to obtain a proprietary interest in the Company and thus share in the future success of the Company's business. The 1997 Plan is intended to attract and retain outstanding personnel and to promote a closer identity of interests between key employees of the Company and its subsidiaries and stockholders. 1,200,000 shares of Common Stock were reserved for issuance under the 1997 Plan. Approximately 1,180,000 options were granted to key employees of the Company and its subsidiaries in connection with the closing of the Merger.

    The Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries which was authorized and approved by the Board of Directors in January 1998 increases the number of shares of Common Stock to be reserved for issuance under the 1997 Plan from 1,200,000 to 1,750,000 shares (the "Amended 1997 Option Plan"). All other terms of the Amended 1997 Option Plan are the same as the 1997 Plan. Approval of the Amended 1997 Option Plan will enable the Company to continue to provide appropriate incentive compensation to employees of Amphenol and its subsidiaries. A copy of the Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries is attached hereto as ANNEX A to this Proxy Statement. Options may be granted prior to the date that the Amended 1997 Option Plan is approved by stockholders of the Company; provided, however, that no option shall be exercisable prior to the date of such approval.

    If the Amended 1997 Option Plan is approved by the stockholders, it will become effective as of May 19, 1997. Unless terminated earlier by the Company's Board of Directors, the Amended 1997 Option Plan will terminate on May 18, 2007.

    The Amended 1997 Option Plan shall be administered by the Compensation Committee of the Board of Directors. The Compensation Committee expects to consider recommendations of the Chief Executive Officer and other senior management employees of the Company and shall determine those employees of Amphenol and its subsidiaries eligible to receive options, the number and the terms and conditions of each option grant, the form of the Option Agreement and any conditions on the exercise of an option award.

    Only nonqualified stock options ("NQOs") as defined in Section 422 of the Internal Revenue Code (the "Code") may be granted under the Amended 1997 Option Plan. Except as set forth below, options will have a maximum term of ten years and the option exercise price must be at least 100% of the fair market value of the Common Stock on the date of the option grant.

    Employees to whom options were granted or will be granted have entered into or will enter into a Management Stockholder's Agreement with the Company which, among other things, (a) restricts the transfer of option shares for five years after the effective date of the Amended 1997 Option Plan, (b) provides each optionholder with the right to resell option shares to the Company upon death, or under certain circumstances, disability of such optionholder and (c) provides the Company with the right to purchase all of an optionholder's option shares at varying prices depending upon the applicable circumstances if (i) such optionholder's employment with the Company is terminated, including, without limitation, as a result of the optionholder's death, disability or retirement; provided however, employment by the Company was for at least three years from the date of grant, (ii) the optionholder effects an unpermitted transfer of option shares or (iii) the option shares become subject to a transfer pursuant to a Call Event, provided that in such event the right to purchase shall be only as to the number of option shares subject to the transfer resulting in the Call Event. The options vest in 20% annual increments over a period of five years from the date of grant, with certain exceptions, including without limitation, in the case of the termination of the optionholder's employment with the Company.

    TAX CONSEQUENCES. Pursuant to the Management Stockholder's Agreement, a Management Stock-holder who purchases shares of Common Stock or who acquires shares pursuant to the exercise of an option is required, unless the Company agrees otherwise, to make an election (a "Section 83(b) Election") under Section 83(b) of the Code, with respect to such shares within thirty days after the purchase or exercise date, as the case may be.

    Alternatively, if a Management Stockholder does not make a Section 83(b) Election, under the present provisions of the Code, the Federal income tax consequences of the Amended 1997 Option Plan are as follows:

    NONQUALIFIED STOCK OPTIONS. The granting of NQOs to an optionee will not result in taxable income to the optionee or a deduction in computing the income tax to the Company. Upon exercise of NQOs, the excess of the fair market value of the shares acquired over the option price is (a) taxable to the optionee as ordinary income and (b) deductible by the Company in computing the Company's income tax, subject to satisfying applicable withholding requirements and general rules relating to reasonableness of compensation.

    On March 20, 1998 the market value per share of Common Stock was $58.875 (determined by reference to closing price listed on New York Stock Exchange, Inc. Composite Tape) and, of the 1,750,000 shares of Common Stock previously reserved for issuance pursuant to the Amended 1997 Option Plan, 571,574 shares remain available for future grants. The exercise price of options currently outstanding range from $26.00 to $39.93.

    The Amended 1997 Option Plan is hereby proposed for approval by the stockholders. The affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the 1998 Annual Meeting of Stockholders will be necessary to approve the Amended 1997 Option Plan of the Company.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   APPROVAL OF THE AMENDED 1997 OPTION PLAN.

                             STOCKHOLDER PROPOSALS

    Any stockholder desiring to submit a proposal to be presented for consideration in the Company's 1999 Proxy Statement must submit such proposal to the Company no later than the close of business on February 18, 1999. Such proposals should be sent by Certified Mail--Return Receipt Requested to the attention of the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

    Under the current rules of the Securities and Exchange Commission, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $1,000 in market value of the Company's Common Stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

                           GENERAL AND OTHER MATTERS

    At the date of this Proxy Statement, the Company knows of no business that will be brought before the 1998 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

    The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. In addition to the use of the mail, proxies may also be solicited personally or by telephone by officers and employees of the Company without additional compensation.

    The Company has herewith provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 1997 Annual Report, including financial statements. Written requests for additional copies should be directed to: Treasurer, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

          PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE
         ENCLOSED REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF
                          MAILED IN THE UNITED STATES.

                      By Order of the Board of Directors,

                               Edward C. Wetmore
                                   Secretary

Wallingford, Connecticut
April 22, 1998

                                    ANNEX A
                            AMENDED 1997 OPTION PLAN
                              FOR KEY EMPLOYEES OF
                           AMPHENOL AND SUBSIDIARIES

    1. PURPOSE OF PLAN This Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "Plan") is designed: (a) to promote the long term financial interests and growth of Amphenol Corporation (the "Corporation") and its subsidiaries by attracting and retaining management personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Corporation's business; (b) to motivate management personnel by means of growth-related incentives to achieve long range goals; and (c) to further the alignment of interests of participants with those of the stockholders of the Corporation through opportunities for increased stock, or stock-based, ownership in the Corporation.

    2.  DEFINITIONS.  As used herein:

    "Board of Directors" means the Board of Directors of the Corporation.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Committee" means the Compensation Committee of the Board of Directors.

    "Common Stock" or "Share" means Series A Common Stock of the Corporation which may be authorized but unissued, or issued and reacquired.

    "Employee" means a person, including an officer, in the regular full-time employment of the Corporation or one of its Subsidiaries who, in the opinion of the Committee, is, or is expected to be, primarily responsible for the management, growth or protection of some part or all of the business of the Corporation.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means such value of a Share as reported for stock exchange transactions and/or determined in accordance with any applicable resolutions or regulations of the Committee in effect at the relevant time.

    "Management Stockholders' Agreement" means an agreement between the Corporation and a Participant that sets forth the terms and conditions and limitations applicable to any Shares purchased pursuant to Options granted under this Plan.

    "Option Agreement" means an agreement between the Corporation and a Participant that sets forth the terms, conditions and limitations applicable to a grant of Options pursuant to the Plan.

    "Option" means an option to purchase shares of the Common Stock which will not be an "incentive stock option" (within the meaning of Section 422 of the Code).

    "Participant" means an Employee, or other person having a unique relationship with the Corporation or one of its Subsidiaries, to whom one or more grants of Options have been made and such grants have not all been forfeited or terminated under the Plan; provided, however, that a non-employee director of the Corporation or one of its Subsidiaries may not be a Participant.

    "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Corporation if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    3.  ADMINISTRATION OF PLAN

    (a) The Plan shall be administered by the Committee. None of the members of the Committee shall be eligible to be selected for Option grants or to purchase Shares under the Plan, or have been so eligible for selection within one year prior thereto; provided, however, that the members of the Committee shall qualify to administer the Plan for purposes of Rule 16b-3 (and any other applicable rule) promulgated under Section 16(b) of the Exchange Act to the extent that the Corporation is subject to such rule. The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee. The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. Any such interpretations, rules and administration shall be consistent with the basic purposes of the Plan.

    (b) The Committee may delegate to the Chief Executive Officer and to other senior officers of the Corporation its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Option grants to Participants who are subject to Section 16 of the Exchange Act.

    (c) The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Corporation, and the officers and directors of the Corporation shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Corporation and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Option grants, and all members of the Committee shall be fully protected by the Corporation with respect to any such action, determination or interpretation.

    4. ELIGIBILITY The Committee may from time to time make Option grants under the Plan to such Employees, or other persons having a unique relationship with Corporation or any of its Subsidiaries, and in such form and having such terms, conditions and limitations as the Committee may determine. No Option grants may be made under this Plan to non-employee directors of Corporation or any of its Subsidiaries. Options may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Option grant under the Plan shall be set forth in an Option Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan and the Management Stockholders' Agreement.

    5. GRANTS From time to time, the Committee, in its sole discretion, will determine the forms and amounts of Options to be granted to Participants. At the time of an Option grant, the Committee shall determine, and shall include in the Option Agreement or other Plan rules, the option exercise period, the option price, and such other conditions or restrictions on the grant or exercise of the Option as the Committee deems appropriate. In addition to other restrictions contained in the Plan, an Option granted under this Paragraph 5, (i) may not be exercised more than 10 years after the date it is granted and (ii) may not have an option exercise price less than 50% of the Fair Market Value of Common Stock on the date the Option is granted. Payment of the option price shall be made in cash or in shares of Common Stock, or a combination thereof, in accordance with the terms of the Plan, the Option Agreement and of any applicable guidelines of the Committee in effect at the time.

    Options may be granted prior to the effective date of the Plan (as determined pursuant to Paragraph 13 herein); provided, however, that no Option shall be Exercisable prior to the date of the approval of the Plan by the stockholders of the Corporation.

    6.  LIMITATIONS AND CONDITIONS

    (a) The number of Shares available under this Plan shall be 1,750,000 shares of the authorized Common Stock as of the effective date of the Plan. The number of Shares subject to Options under this

Plan to any one Participant shall not be more than 500,000 Shares. Unless restricted by applicable law, Shares related to Options that are forfeited, terminated, cancelled or expire unexercised, shall immediately become available to be subject to Option grants.

    (b) No Options shall be granted under the Plan beyond ten years after the effective date of the Plan, but the terms of Options granted on or before the expiration of the Plan may extend beyond such expiration. At the time an Option is granted or amended or the terms or conditions of an Option are changed, the Committee may provide for limitations or conditions on such grant or purchase consistent with the terms of the Management Stockholders' Agreement.

    (c) Nothing contained herein shall affect the right of the Corporation to terminate any Participant's employment at any time or for any reason.

    (d) Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

    (e) Participants shall not be, and shall not have any of the rights or privileges of, stockholders of the Corporation in respect of any Shares purchasable in connection with any Option grant unless and until certificates representing any such Shares have been issued by the Corporation to such Participants.

    (f) No election as to benefits or exercise of Options may be made during a Participant's lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

    (g) Absent express provisions to the contrary, any grant of Options under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Corporation or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. This Plan is not a "Retirement Plan" or "Welfare Plan" under the Employee Retirement Income Security Act of 1974, as amended.

    (h) Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Corporation or any of its Subsidiaries, nor shall any assets of the Corporation or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Corporation's obligations under the Plan.

    7. TRANSFERS AND LEAVES OF ABSENCE For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant's employment without an intervening period of separation among the Corporation and any Subsidiary shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of the Corporation during such leave of absence.

    8. ADJUSTMENTS In the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization or merger, change of control, or similar event, the Committee may adjust appropriately the number of Shares subject to the Plan and available for or covered by Option grants and exercise prices related to outstanding Option grants and make such other revisions to outstanding Option grants as it deems are equitably required.

    9.  MERGER, CONSOLIDATION, EXCHANGE, ACQUISITION, LIQUIDATION OR
DISSOLUTION In its absolute discretion, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any Option, the Committee may provide that such Option cannot be exercised after the merger or consolidation of the Corporation into another corporation, the exchange of all or substantially all of the assets of the Corporation for the securities of another corporation, the acquisition by another corporation of 80% or more of the Corporation's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Corporation (a "Transaction"), and if the Committee so provides, it shall, on such terms and conditions as it deems appropriate, also provide, either by the terms of such Option or by a resolution adopted prior to the occurrence of such Transaction, that, for some reasonable period of time prior to such Transaction, such Option shall be exercisable as to all shares subject thereto, notwithstanding anything to the contrary herein (but subject to the provisions of Paragraph 6(b)) and that, upon the occurrence of such event, such Option shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Option shall remain exercisable after any such event, from and after such event, any such Option shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof, receivable as a result of such event by the holder of a number of shares of stock for which such Option could have been exercised immediately prior to such event.

    10. AMENDMENT AND TERMINATION The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Option grants as are consistent with this Plan provided that, except for adjustments under Paragraph 8 or 9 hereof, no such action shall modify such Option grant in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Option grant.

    The Board of Directors may amend, suspend or terminate the Plan except that no such action, other than an action under Paragraph 8 or 9 hereof, may be taken which would, without shareholder approval, increase the aggregate number of Shares subject to Options under the Plan, decrease the exercise price of outstanding Options, change the requirements relating to the Committee or extend the term of the Plan.

    11. FOREIGN OPTIONS AND RIGHTS The Committee may grant Options to Employees who are subject to the laws of nations other than the United States, which Option grants may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with foreign laws.

    12. WITHHOLDING TAXES The Corporation shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Corporation to deliver shares upon the exercise of an Option that the Participant pay to the Corporation such amount as may be requested by the Corporation for the purpose of satisfying any liability for such withholding taxes. Any Option Agreement may provide that the Participant may elect, in accordance with any conditions set forth in such Option Agreement, to pay a portion or all of such withholding taxes in shares of Common Stock.

    13. EFFECTIVE DATE AND TERMINATION DATES The Plan shall be effective on and as of the date of its approval by the stockholders of the Corporation and shall terminate ten years later, subject to earlier termination by the Board of Directors pursuant to Paragraph 10.

                                DETACH HERE

                                   PROXY

                            AMPHENOL CORPORATION

    The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 1998 Annual Meeting and Proxy Statement dated April 22, 1998 in connection with the Annual Meeting to be held at 11:00 a.m. on May 20, 1998 at the Corporate Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints Martin H. Loeffler and Edward G. Jepsen, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Class A Common Stock of AMPHENOL CORPORATION registered in the name provided herein which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement.

    Election of two Directors for terms to expire at the 2001 Annual Meeting.

                                            Nominees:
                          Martin H. Loeffler and Michael W. Michelson

SEE REVERSE SIDE, if you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                SIDE

                                DETACH HERE

/ X /    Please mark
         votes as in
         this example.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR the election of the Nominee Directors and FOR Proposal 2 and Proposal 3.

------------------------------------------------------------------------------------------------------------------
                          The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
------------------------------------------------------------------------------------------------------------------
                                                                                 FOR     AGAINST    ABSTAIN
1. Election of two Nominee Directors    2. Ratification of Deloitte & Touche    /   /    /   /     /  /
   (See reverse)                           LLP as independent public
                                           accountants of the Company.

      FOR           WITHHELD            3. Ratify and approve the Amended      /   /    /   /     /  /
     /   /           /   /                 1997 Option Plan for Key
                                           Employees of Amphenol and
                                           Subsidiaries.

/   /
     --------------------------------------
     For all nominees except as noted above
------------------------------------------------------------------------------------------------------------------

                                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT /   /

                                         Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
